Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-04298, 333-28129, 333-82455, 333-88211 and 333-87774) and Form S-8 (Nos. 333-09873 and 333-82357) of KFx Inc. of our report dated April 12, 2002 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Denver, Colorado

April 11, 2003